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EXHIBIT 23.2

EXPERT CONSENT

To the Board of Directors
Occidental Petroleum Corporation:

        We consent to the use of our letter dated February 4, 2008, relating to our review of the procedures and methods used by Occidental in its oil and gas proved reserves estimation process, which information is included in Occidental's Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus, and to the references to our name under the heading "Experts" in this prospectus.

                      /s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
August 8, 2008

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  EXHIBIT 23.2
EXPERT CONSENT